Exhibit 99.04
Pro Forma presentation of the Statements of Operation for Predecessor NRG Energy, Inc. for the year ended December 31, 2002, for the period January 1 through December 5, 2005 and for the period December 6, 2003 through December 31, 2003 to reflect the reclassification for discontinued operations of Audrain
     On December 8, 2005 NRG entered into an Asset Purchase and Sale Agreement to sell all the assets of NRG Audrain Generating LLC, or Audrain, to AmerenUE, a subsidiary of Ameren Corporation. The purchase price is $115 million, subject to customary purchase price adjustments. The transaction is expected to close during the first half of 2006. The sale is subject to customary approvals, including Federal Energy Regulatory Commission, Missouri Public Utilities Commission, Illinois Commerce Commission, and Hart-Scott-Rodino review. We expect to record a gain of approximately $15 million at closing.
     Due to the fact that the SEC prohibits the filing of an amended Form 10-K for discontinued operations that occur after the date of the latest Form 10-Q, it is necessary to reflect the discontinued operations activity for the relevant periods within this current report on Form 8-K. As such, we have filed this exhibit 99.04.

	Predecessor
	Year Ended December 31, 2002			Period from January 1 through December 5, 2003
		Pro Forma			Pro Forma
	Historical	Adjustments	Pro forma	Historical	Adjustments	Pro forma
	NRG Energy,		NRG Energy,	NRG Energy,		NRG Energy,
(in thousands)	Inc.	Audrain	Inc.	Inc.	Audrain	Inc.
Operating Revenues
Revenues from majority-owned operations	$1,938,293	(12,141)	1,926,152	$1,798,387	(1)	1,798,386
Operating Costs and Expenses
Cost of majority-owned operations	1,332,446	(13,630)	1,318,816	1,355,909	(1,708)	1,354,201
Depreciation and amortization	207,027	(10,640)	196,387	218,843	(8,393)	210,450
General, administrative and development	218,852	(360)	218,492	170,330	(494)	169,836
Other charges (credits)
Reorganization charges	—	—	—	197,825	—	197,825
Restructuring and impairment charges	2,563,060	(66,067)	2,496,993	237,575	—	237,575
Fresh start reporting adjustments	—	—	—	(4,118,636)	(100,541)	(4,219,177)
Legal settlement	—	—	—	462,631	—	462,631

Total operating costs and expenses	4,321,385	(90,697)	4,230,688	(1,475,523)	(111,136)	(1,586,659)

Operating Income	(2,383,092)	78,556	(2,304,536)	3,273,910	111,135	3,385,045
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	68,996	—	68,996	170,901	—	170,901
Write downs and losses on sales of equity method investments	(200,472)	—	(200,472)	(147,124)	—	(147,124)
Other income, net	11,431	—	11,431	19,209	1	19,210
Interest expense	(452,182)	16,729	(435,453)	(329,889)	22,293	(307,596)

Total other expense	(572,227)	16,729	(555,498)	(286,903)	22,294	(264,609)

Income From Continuing Operations Before Income Taxes	(2,955,319)	95,285	(2,860,034)	2,987,007	133,429	3,120,436
Income Tax Expense	(166,867)	—	(166,867)	37,929	—	37,929

Income From Continuing Operations	(2,788,452)	95,285	(2,693,167)	2,949,078	133,429	3,082,507
Loss on Discontinued Operations, net of income taxes	(675,830)	(95,285)	(771,115)	(182,633)	(133,429)	(316,062)

Net Income/(Loss)	$(3,464,282)	$—	$(3,464,282)	$2,766,445	$—	$2,766,445

Earnings per share information is not available for these periods as NRG Energy, Inc.’s stock was not publicly traded during these periods.